Exhibit 23.2
KPMG LLP
Suite 1400
55 Second Street
San Francisco, CA 94105

Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated February 5, 2026, with respect to the consolidated financial statements of Reddit, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.
/s/ KPMG LLP
San Francisco, California
February 5, 2026

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.